UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2014

LMI AEROSPACE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Missouri

(State or Other Jurisdiction

of Incorporation)

0-24293	43-1309065
(Commission File Number)	(IRS Employer Identification No.)

411 Fountain Lakes Blvd., St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)

(636) 946-6525

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry Into a Material Definitive Agreement.

On June 19, 2014, LMI Aerospace, Inc. (the “Company”) and its subsidiaries entered into a number of material definitive agreements in connection with the closing of the Company’s previously announced offering (the “Offering”) of $250 million in aggregate principal amount of 7.375% second-priority senior secured notes due 2019 (the “Notes”). The Offering was conducted as a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company applied the Offering net proceeds of approximately $243.4 million, together with approximately $11.5 million in borrowings under its new senior secured asset-based revolving credit facility (the “New Revolver”), to repay the full principal amounts outstanding under the Company’s Existing Credit Facility (as defined below) and to pay related fees and expenses.

Senior Secured Notes Indenture

On June 19, 2014, the Company issued and sold the Notes, which were priced at par value. Interest on the Notes accrues at the rate of 7.375% per annum and is payable semi-annually in cash in arrears on January 15 and July 15 of each year, beginning on January 15, 2015. The Notes were issued pursuant to an indenture, dated as of June 19, 2014 (the “Indenture”), by and among the Company, the Guarantors (as defined below) and U.S. Bank National Association, as trustee (in such capacity, the “Indenture Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

The Notes and related guarantees are senior obligations of, respectively, the Company and its existing and future wholly-owned subsidiaries (collectively, the “Guarantors”) and rank equally in right of payment with all of the Company’s and Guarantors’ existing and future senior indebtedness, including indebtedness under the New Revolver. The Notes are (i) secured on a second-priority basis by liens on substantially all of the properties and assets of the Company and existing and future domestic Guarantors and (ii) fully and unconditionally guaranteed, jointly and severally, on a second-priority senior secured basis by the Company’s existing and future Guarantors. Pursuant to the Intercreditor Agreement (as defined and further discussed below), the liens securing the Notes and related guarantees are subordinated to the liens on the properties and assets of the Company and Guarantors that secure indebtedness under the New Revolver to the extent of the value of the collateral securing indebtedness under the New Revolver. In addition, the Notes and related guarantees are effectively subordinated to certain of the Company’s other existing indebtedness, including industrial revenue bonds, capital leases and other notes payable, to the extent of the value of the collateral that secures such existing indebtedness.

The Notes will mature on July 15, 2019. Prior to January 15, 2017, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 107.375% of the principal amount of the Notes redeemed, with the net cash proceeds of certain equity offerings (in each case, within 120 days of the closing date of any such offerings), so long as at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption. During any twelve-month period prior to January 15, 2017, the Company may also redeem up to 10% of the original principal amount of the Notes during each twelve-month period at a redemption price of 103% of the principal amount of the Notes redeemed. At any time prior to January 15, 2017, the Company may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus a “make-whole” premium. On or after January 15, 2017, the Company may redeem some or all of the Notes at the applicable redemption price as set forth in the Indenture. If the Company undergoes a change of control (as defined in the Indenture), it will be required to offer to purchase Notes from holders at 101% of their principal amount. These restrictions and prohibitions are subject to certain qualifications and exceptions. Accrued and unpaid interest to the date of redemption or purchase on the Notes would also be payable in each of the foregoing events of redemption or purchase. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

The Company and its restricted subsidiaries will not be permitted to sell their assets unless the Company or its restricted subsidiary, as the case may be, receives consideration at the time of the asset sale at least equal to the fair market value of the assets or equity interests issued or sold, and at least 75% of such consideration is received in cash or cash equivalents. Within 365 days after the receipt of such net proceeds, the Company or its restricted subsidiary may apply such net proceeds at its option to repay its indebtedness, to acquire the assets or any capital stock of another permitted business, to make capital expenditures, and/or to acquire other assets that are not classified as current assets under generally accepted accounting principles and that are used or useful in a permitted business. If, following such application of net proceeds of an asset sale, the cumulative amount of excess net proceeds exceeds $10.0 million, the Company will be required to offer to purchase Notes from holders at an offer price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, from such excess net proceeds.

Repayment of the Notes may be accelerated upon the occurrence of events of default specified in the Indenture, as described in Item 2.03 of this Current Report on Form 8-K (“Report”), which description is incorporated herein by reference thereto.

The Indenture contains customary covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to pay dividends on, redeem or repurchase the Company’s capital stock, make investments or restricted payments, repay subordinated indebtedness, enter into transactions with affiliates, sell assets, create liens, incur or guarantee additional indebtedness, designate unrestricted subsidiaries, issue or sell certain types of stock of subsidiaries, and engage in a merger, sale or consolidation. In addition, the Indenture requires, among other things, the Company to prepare financial and current reports and make such reports available to the Indenture Trustee and holders of the Notes or file such reports electronically with the U.S. Securities and Exchange Commission (the “SEC”). All of the covenants are subject to a number of important exceptions, limitations and qualifications under the Indenture.

In connection with the execution of the Indenture, the Company also entered into the following related agreements: (i) a collateral agreement dated as of June 19, 2014, by and among the Company, the domestic Guarantors and the Collateral Agent (the “Notes Collateral Agreement”), and (ii) an Intellectual Property Security Agreement dated as of June 19, 2014, by and among the Company, certain Guarantors and the Collateral Agent (the “Notes Intellectual Property Security Agreement”).

Copies of the Indenture, forms of Note, Notes Collateral Agreement and Notes Intellectual Property Security Agreement are filed as Exhibits 4.1, 4.2, 4.3 and 4.4 respectively, to this Report and incorporated herein by reference thereto. The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the Notes.

Registration Rights Agreement

In connection with the issuance of the Notes, the Company, Guarantors and RBC Capital Markets, LLC, on behalf of itself and as representative of the other initial purchasers of the Notes, entered into a registration rights agreement on June 19, 2014 with respect to the Notes (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to file an exchange offer registration statement to exchange the Notes for substantially identical notes registered under the Securities Act unless the exchange offer is not permitted by applicable law or the policy of the SEC. The Company has agreed to use its commercially reasonable efforts to cause the exchange offer to be completed by June 19, 2015. In addition, the Company has also agreed to file a shelf registration statement to cover resales of Notes under certain circumstances. The Company agreed (i) to file the shelf registration statement as promptly as practicable after the occurrence of such circumstances, (ii) to use its commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC within 90 days of the event giving rise to such obligation (or 180 days if the exchange offer registration statement has not yet been filed), and (iii) to use its commercially reasonable efforts to keep effective such shelf registration statement until the earlier of June 19, 2015 or such time as all of the applicable Notes have been sold thereunder. If the Company fails to satisfy its registration obligations under the Registration Rights Agreement, it will be required to pay additional interest to the holders of the Notes.

A copy of the Registration Rights Agreement is filed as Exhibit 4.5 to this Report and is incorporated herein by reference thereto. The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement.

The Company has various relationships with the initial purchasers. Certain of the initial purchasers and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with the Company and its affiliates. In addition, certain of the initial purchasers or their respective affiliates have a lending relationship with the Company under the New Revolver. These initial purchasers, or their respective affiliates, have received, and may in the future receive, customary fees and expenses for those services.

Credit Agreement

Concurrent with the completion of the Offering, on June 19, 2014 (the “Closing Date”), the Company entered into a credit agreement by and among the Company, the Guarantors, the lenders party thereto, Royal Bank of Canada, as Administrative Agent and Co-Collateral Agent, and Wells Fargo Bank, National Association, as Syndication Agent and Co-Collateral Agent (the “Credit Agreement”). The Credit Agreement provides for the New Revolver in an amount of up to $90.0 million, subject to borrowing base and certain other restrictions. The borrowing base is calculated using a formula based on certain eligible receivables, eligible inventory, eligible machinery and equipment. The New Revolver includes a sublimit for one or more swingline loans and letters of credit, to be provided from time to time and subject to certain conditions. Pursuant to the terms of the Credit Agreement, the New Revolver will mature on the date that is 91 days prior to the July 15, 2019 maturity of the Notes unless the Notes are repaid, refinanced pursuant to a permitted refinancing, or otherwise satisfied in full, in which case the New Revolver matures on June 19, 2019 (the “Revolver Maturity Date”).

On the Closing Date, an amount of approximately $11.5 million was drawn down by the Company under the New Revolver. Borrowings under the New Revolver bear interest at a rate per annum equal to, at the option of the Company, either (a) the highest of (i) the prime rate announced or established by the Administrative Agent from time to time, (ii) the federal funds rate plus 0.50% and (iii) the one-month LIBOR rate plus 1.0%, plus, with respect to each of the foregoing, an applicable rate of 2.00%, 2.25% or 2.50% for alternate base rate loans, or (b) LIBOR plus 3.00%, 3.25% or 3.50% for adjusted LIBOR loans, in each case based on the average excess availability. Adjusted LIBOR borrowings may be made for interest periods of 1, 2, 3 or 6 (or, if agreed to by all applicable lenders, 9 or 12) months or a shorter period as may be agreed, at the option of the Company.

Obligations under the Credit Agreement are guaranteed on a first-priority senior secured basis by the Company’s existing and future Guarantors, subject to certain customary limited exceptions. The Credit Agreement is secured on a first-priority basis by liens on substantially all of the properties and assets of the Company and existing and future domestic Guarantors, including a first-priority pledge of the equity interests of the Company that are owned by the Company or any Guarantor, and 100.0% of the non-voting equity interests and 65.0% of the voting equity interests of each non-U.S. Guarantor (subject to certain limited exceptions). The Credit Agreement requires compliance with a financial covenant related to a first-priority leverage ratio and also requires compliance with a minimum availability threshold.

The Credit Agreement contains certain customary negative covenants, which include limitations on liens, investments, indebtedness, dispositions, mergers and acquisitions, the making of restricted payments, transactions with affiliates, use of proceeds, entry into burdensome agreements and changes to governing documents. The Credit Agreement also contains certain customary affirmative covenants and events of default, including upon a change of control.

The Company is required to pay an unused commitment fee in an amount equal to (a) 0.50% per annum if the excess availability is greater than 50% of the aggregate revolver commitments, or (b) 0.375% per annum if the excess availability is less than 50% of the aggregate revolver commitments. Such unused commitment fee will be due and payable quarterly in arrears and on the Revolver Maturity Date. The Company will also pay customary letter of credit issuance and other fees under the Credit Agreement.

In connection with the entering into of the Credit Agreement, the Company also entered into the following related agreements: (i) a collateral agreement dated as of June 19, 2014, by and among the Company, the domestic Guarantors and Royal Bank of Canada, as Administrative Agent under the Credit Agreement (the “Revolver Collateral Agreement”), (ii) a guarantee agreement dated as of June 19, 2014, by and among the Company, Guarantors and Royal Bank of Canada, as Administrative Agent under the Credit Agreement (the “Guarantee

Agreement”), and (iii) an Intellectual Property Security Agreement dated as of June 19, 2014, by and among the Company, certain Guarantors and Royal Bank of Canada, as Administrative Agent under the Credit Agreement (the “Revolver Intellectual Property Security Agreement”). Certain of the affiliates of Royal Bank of Canada and Wells Fargo Bank, National Association have provided investment banking services to the Company and received customary fees and expenses for those services.

A copy of the Credit Agreement, including the forms of Revolver Collateral Agreement, Guarantee Agreement and Revolver Intellectual Property Security Agreement attached as exhibits thereto, is filed as Exhibit 10.1 to this Report and is incorporated herein by reference. Reference is made to the Credit Agreement for a more complete understanding of the New Revolver. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement.

Royal Bank of Canada is a lender and administrative agent under the New Revolver. Certain of its affiliates have provided investment banking services to the Company and received customary fees and expenses for those services.

Intercreditor Agreement

In connection with the issuance of the Notes and the pledge of assets, the Company and Guarantors acknowledged an Intercreditor Agreement, dated as of June 19, 2014 (the “Intercreditor Agreement”), by and between Royal Bank of Canada, as First-Lien Collateral Agent, and U.S. Bank National Association, as Second-Lien Collateral Agent. Pursuant to the Intercreditor Agreement, the liens securing the Notes and related guarantees are subordinated to the liens on the properties and assets of the Company and Guarantors that secure indebtedness under the New Revolver to the extent of the value of the collateral securing indebtedness under the New Revolver.

Under the Intercreditor Agreement, the Second-Lien Collateral Agent may take actions with respect to such collateral, including causing the commencement of enforcement proceedings against the collateral, controlling such proceedings and approving amendments to or releases of the collateral from the lien of, and waiving past defaults under, the documents relating to the collateral, subject to a 180 day standstill period. However, the Second-Lien Collateral Agent may not commence, or join with another party in commencing, any enforcement action with respect to any second-priority lien unless the first-priority liens have been discharged.

A copy of the Intercreditor Agreement is filed as Exhibit 4.6 to this Report and is incorporated herein by reference. The foregoing description of the Intercreditor Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Intercreditor Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

Concurrent with the completion of the Offering and the entering into of the Credit Agreement, the Company’s credit facility dated as of December 28, 2012, as amended on February 5, 2013 and August 22, 2013, by and among itself, certain of the Company’s subsidiaries, the lenders party thereto, Royal Bank of Canada, as Administrative Agent, and Wells Fargo Bank, National Association, as Syndication Agent (the “Existing Credit Facility”), was paid in full and terminated by the parties thereto. Certain of the affiliates of Royal Bank of Canada and Wells Fargo Bank, National Association have provided investment banking services to the Company and received customary fees and expenses for those services.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Upon the closing of the sale of the Notes, the Company became obligated as issuer of $250 million in aggregate principal amount of senior secured indebtedness under the Notes. The Indenture Trustee or holders of at least 25% in aggregate principal amount of the outstanding Notes can declare 100% of the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable immediately if specified events of default occur and are continuing. Events of default include, with certain specified exceptions and qualifications, the following events: the failure to pay the principal of any Note when due and payable at its stated maturity or upon acceleration, redemption or otherwise; the failure to make payment of interest for 30 days on any Note when due and payable; failure to comply with the provisions of covenants limiting the ability of the Company and its restricted subsidiaries to make restricted payments, sell assets, incur additional indebtedness, issue certain types of stock, or engage in a merger, sale or consolidation; a default in the performance of or breaches of other provisions of the Indenture or any collateral agreement or under the Notes; a default on certain other outstanding indebtedness or a failure to discharge certain judgments; the failure of certain subsidiary guarantees to be in full force and effect or the denial by a Guarantor of its obligations under its guarantee; certain events of bankruptcy, insolvency or reorganization relating to the Company or any significant subsidiary; and the failure of any agreement with respect to the assets securing the Notes as collateral to be in full force and effect with respect to a material portion of the collateral, or to give the Collateral Agent the liens, rights, powers and privileges in any material portion of the collateral. Upon the occurrence of any of the foregoing events of bankruptcy, insolvency or reorganization, payment under the Notes will become immediately due and payable without any act on the part of the Indenture Trustee or any holder of the Notes. The disclosures above under Item 1.01 of this Report are also responsive to this Item 2.03 and are hereby incorporated by reference into this Item 2.03.

Section 3 - Securities and Trading Markets

Item 3.03 Material Modifications to Rights of Security Holders.

Pursuant to the terms of the Indenture and the Credit Agreement, the Company is subject to certain restrictions on its ability to declare or pay any dividend or make any other payments or distributions on account of any capital stock of the Company and its restricted subsidiaries. The disclosures above under Item 1.01 of this Report regarding such restrictions are also responsive to this Item 3.03 and are hereby incorporated by reference into this Item 3.03.

Section 8 - Other Events

Item 8.01 Other Events.

On June 19, 2014, the Company issued a press release announcing the completion of the Offering (the “Closing Press Release”). A copy of the Closing Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

See the Exhibit Index which is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2014

LMI AEROSPACE, INC.

By:	/s/ Clifford C. Stebe, Jr.
Clifford C. Stebe, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture dated as of June 19, 2014, by and among the Company, the Guarantors named therein, and U.S. Bank National Association, as Indenture Trustee and as Collateral Agent.

4.2	Forms of 7.375% Senior Secured Notes due 2019 (included as exhibits to the Indenture filed as Exhibit 4.1).

4.3	Notes Collateral Agreement dated as of June 19, 2014, by and among the Company, the domestic Guarantors, and U.S. Bank National Association, as Collateral Agent.

4.4	Notes Intellectual Property Security Agreement dated as of June 19, 2014, by and among the Company, certain Guarantors named therein, and U.S. Bank National Association, as Collateral Agent.

4.5	Registration Rights Agreement dated as of June 19, 2014, by and among the Company, the Guarantors named therein and RBC Capital Markets, LLC, on behalf of itself and as representative of the other initial purchasers named therein.

4.6	Intercreditor Agreement dated as of June 19, 2014, by and between Royal Bank of Canada, as First-Lien Collateral Agent, and U.S. Bank National Association, as Second-Lien Collateral Agent.

10.1	Credit Agreement dated as of June 19, 2014, by and among the Company, the Guarantors named therein, the lenders party thereto, Royal Bank of Canada, as Administrative Agent and Co-Collateral Agent, and Wells Fargo Bank, National Association, as Syndication Agent and Co-Collateral Agent (including the forms of Revolver Collateral Agreement, Guarantee Agreement and Revolver Intellectual Property Security Agreement attached as exhibits thereto).

99.1	Press Release of the Company, dated June 19, 2014, announcing the completion of the Offering.